Exhibit 10.17

CONTRACT
#840/08624332/04031
Date: August 25, 2005

For Selling the Compounds Based on Radioactive Isotopes.

The Company “IsoRay” Inc., USA, (<<the Buyer>>) and the Federal State Unitary Enterprise <<Institute of Nuclear Materials>> (FSUE “INM”), Russia, (<<the Seller>>) herein are collectively referred to as <<the Parties>>concluded this contract.

1.	SUBJECT.

The Seller shall sell and the Buyer shall buy the following products labeled with the radioactive isotopes (hereinafter “the Goods”) products as follows:

1.1  Barium carbonate labeled with BA-131 manufactured from natural Barium.

1.2  Barium carbonate labeled with BA-131 manufactured from 10% enriched BA-130.

1.3  Cesium-131 in a condition (chemical form) equivalent to the output manufactured product according to and by the technology provide by the Buyer. The technical characteristics of the goods are according to, 1.1 and 1.2 of this Contract and are specified in Appendix 1 which is also part of this Contract.

The Goods delivery will be performed on the conditions stipulated in paragraph 3 of the Contract.

2.	PURCHASE PRICE AND CONTRACT VALUE.

2.1  The unit price for Goods will be in US dollars for the entire Contract period.

2.2  The unit price for Goods is according to 1.1 and 1.2 and shall be three hundred ($300.00) dollars US for one (1) Ci of the Goods.

2.3  They Buyer shall pay the cost of Barium Carbonate enriched by BA-130 isotope against the Seller’s invoice separately for each shipment of the Goods and the invoiced amount shall be a Manufacturer’s cost plus the costs incurred by purchase handling and delivery.

2.4  The unit price for Goods is according to 1.3 and shall be estimated in a separate Agreement by May 25, 2006.

2.5  As agreed and determined by the Parties the Contract value is three hundred thousand dollars US ($300,000) for the first year of the Contract for the Goods delivered in the quantity of one thousand (1,000) Curies.

2.6  The Contract value over the seven year term is thirty million (30,000,000.00) dollars US.

2.7  Each year the Parties determine the shipping amount and the cost of the Goods three months before the expiration of the existing Contract. The Seller shall ship the Goods in the forms and the denominations that shall be covered by the annual Agreement.

3.	DELIVERY DATES AND ARRANGEMENTS.

3.1  They Buyer shall include in the Purchase Order and confirm the following information:

•	Contract number;

•	Goods purchase date,

•	Amount of Goods for the date of purchase, and the quality requirements for the date of delivery,

•	The Goods delivery date to the designated airport,

•	The designated airport,

•	Other additional information required by the Buyer.

The time period between the purchase date and delivery date is set by the Buyer to ensure the optimal quality of the Goods.

3.2.  The Seller shall independently nominate the Forwarder at the boundary and shall send an Air Way Bill (“AWB”) by Facsimile to the Buyer on the day of the Goods departure from the Seller.

3.3.  The Seller shall deliver the shipping amount by lots on CIF terms.

3.4.  The shipping date is the date of the flight indicated in the AWB.

3.5.  The Buyer shall place a Purchase Order and the Seller shall commit to ship each lot as per the Purchase Order solely submitted in written form.

3.6.  The Buyer shall send a Purchase Order to the Seller thirty (30) days before a shipping date and the Seller shall confirm the receipt of the Purchase Order within three (3) business days by facsimile.

3.7.  The Purchase Order is accepted for commitment by the Seller unless the Seller notifies the Buyer about a justified cancellation of the Purchase Order ten (10) days before a shipping date.

3.8.  If the delivery will be prevented by a contingency, the Seller shall notify the Buyer about such non-delivery by phone or facsimile no later than five (5) days before shipping date.

3.9.  Title to the Goods shall be transferred to the Buyer upon a Customs clearance at the Buyer’s designated international airport.

3.10.  The Seller shall notify the Buyer about the Goods transferred to a Forwarder by facsimile or phone within twenty four (24) hours after the receipt of an AWB by the Seller.

The Seller shall send an issue date and a number of the AWB, a flight number, a date and time of Goods departure to the Buyer.

4.	QUALITY AND QUANTITY OF THE GOODS.

4.1  The quality of the Goods delivered to the Buyer shall comply with the Specifications as stipulated in Appendix 1 and in the Purchase Order accepted for commitment.

4.2  The Quality Certificate (the Certificate of Compliance) shall be attached to each item in a lot in each shipment.

4.3  The quantity of the Goods delivered shall comply with the requirements indicated in the Purchase Order. The quantity of the Goods shall be measured with an error being no more than + 5% of the indicated quantity and should be the amount for the date of purchase.

5.	SPECIFIC CONDITIONS.

5.1  The Seller shall produce Cs-131 by the Technology provided by the Buyer. The Technology shall be transferred to the Seller under a separate Agreement.

5.2  The Right of Authorship of the Buyer with respect the technology transferred shall be based on the Agreement on Intellectual Property (as specified in Appendix 2).

5.3  The Seller shall give the Buyer the Exclusive right to sell isotopes of Ba-131 and Cs-131 for the 10 year period staring from the date of the current Contract up to October 25, 2015.

The exclusive right is granted to the Buyer upon the following conditions:

•	The Buyer transfers the above mentioned technology to the Seller;

•	The amount of the purchase order is no less than two thousand (2000) Ci per year starting from the year 2007;

•
If the Buyer does not begin marketing Cs-131 medical product in Russia within four years from the date of this Contract the Seller shall have the right to sell CS-131 in Russia produced with the application of technology which is different from the Buyer’s technology.

6.	PACKING AND LABELLING.

6.1  The Goods shall be packed into a Type-A Package Design (herein after referred to as a transport container), which is responsibility of the Seller. The transport container is a non-returnable package where a purchased quantity of the Goods is no more than 0.5 Curie in one package.

6.1.1  The transport container is a returnable package if a purchased amount is more than 0.5 Ci in one package. The Buyer shall pay the return costs for the container.

6.1.2  They Buyer shall provide the delivery of the transport container with the Certificate of Compliance before the shipments start for the Seller to get the Certificates of Approval for the package design and the transportation.

6.2  The Seller shall label the transport conformity with the ICAO and IATA regulations and the IAEA safety standards, Safety series 6 (1990). The Seller shall be responsible for the safety package.

6.3  The Seller will enclose a Packing List and the Certificate of Compliance for each lot of the goods into the transport container. An Invoice for each lot will be sent by facsimile only to the Buyer’s address.

6.4  The Seller shall label each transport container in conformity with the data indicated in the Purchase Order from the Buyer.

7.	PAYMENT TERMS.

7.1  The Buyer shall pay for the Goods in dollars US to the Seller’s bank account indicated in paragraph 15.

7.2  The Seller shall invoice the Buyer for each lot of the Goods delivered. The Buyer shall pay the Invoice within thirty (30) days from the invoice date.

7.3  The Buyer shall make the payment against the Seller’s invoice and notify the Buyer within twenty four (24) hours about a wire transfer date, a wire transfer number, the name and address of the transfer bank. The Contract number and the Invoice number shall be indicated in the outgoing payment transfer document.

7.4  Other payment arrangements may be possible upon agreement between the Parties.

8.	DELIVERY AND ACCEPTANCE.

The Goods are considered to be delivered by the Seller and accepted by the Buyer with respect to quantity as per the weight and the number of cargo pieces indicated in the shipping documents, and with respect to the quality: as per the data in the Certificate of Compliance.

9.	INSURANCE.

The Seller, while in possession of the Goods, may insure the Goods for the amount of the invoiced value of the Goods and against all risks.

After the title is transferred to the Buyer the Goods may be insured by the Seller only upon a special request of the Buyer and at the Buyer’s expense.

10.	CLAIMS.

10.1  In case of noncompliance of the Goods (delivered by the Seller) with the Purchase Order Specifications (herein after the “Quality”) and/or the radioactivity data (herein the “Quantity”) the Buyer may present the Seller Claims with the Expert Survey Report compiled and signed by the Buyer.

10.2  The Buyer may submit the Claims on quality and/or quantity of the goods within twenty (20) business days of the date of the delivery. The Claims shall be submitted only in writing.

10.3  The Claims shall specify the following:

•	the number and the date of the Contract, Purchase order, AWB, Packing list and the Certificate of Compliance.

•	an information on integrity of the transport package and overpack;

•	the place, date and time of the examination by experts, the name of the material and a quantity of the sampling,

•	the investigation method applied,

•	the name and address of competent independent expert(s) a description of an examination procedure in writing shall include the following:

•	true numerical and/or graphic data;

•	the Buyer’s judgment on the Seller and the Forwarder responsibilities for noncompliance of the quality and/or quantity of the Goods delivered;

•	the cost calculation of a missing quantity and suggested options of compensations.

10.4  The Expert Survey Report, shall be attached to and incorporated in the Claims text and signed by the Buyer.

10.5  The Claims shall be in the English and Russian languages in the original and a copy.

10.6  The original in English and Russian shall be mailed to the Seller by a registered letter and the copy shall be transmitted by facsimile.

10.7  The Seller shall confirm by facsimile the receipt of the Claims and consider it no later than seven (7) days after the date of receipt and shall provide the judgment and suggest the reasonably acceptable option of compensations.

10.8  No Claims presented previously can be regarded by the Buyer as a reason for rejecting and nonpayment for any other lot(s) to be shipped under this Contract until the Contract is completed.

10.9  Other options of resolving the Claims may be possible upon agreement between the Parties.

11.	RESPONSIBILITIES OF THE PARTIES

THE SELLER:

11.1  The responsibilities of the Parties shall be limited by the cost of a delivered lot of the Goods.

11.2  If there are exceptions to the quality and/or quantity of the Goods as received and under the condition that the Goods are usable), the Goods shall not be returned to the Seller.

11.3  The Seller shall revise the invoiced amount and the Buyer shall pay only for the usable quantity of the Goods the Seller shall send the revised Invoice to the Buyer by facsimile.

THE BUYER:

11.4  If the Buyer fails to fulfill the requirements of paragraphs 9.2 and 9.3 of the Contract the Claims from the Buyer shall not be accepted and considered by the Seller and the Buyer shall pay in full for the Goods delivered.

11.5  If the Buyer fails to fulfill the requirements of paragraph 6.2 the Buyer shall send by facsimile the justification for that in writing within three (3) days in order to resolve the appropriate issue and make a mutual decision by the Parties. If the Buyer omits to send the justification, then an amount of damage shall be paid in favor of the Seller. The penalty per each day of the delay shall be 0.1% for of the invoiced cost for the entire period from the invoice date to the day of payment included.

11.6  In ninety (90) days from the date of shipment included all amounts payable are stopped and cancelled and the Buyer shall pay a penalty of 10% of the invoiced amount within five (5) business days from the date of invoicing to the date of payment included.

11.7  Other options of resolving the outstanding issues may be possible upon agreement between the parties.

12.	FORCE MAJEURE.

THE SELLER: If delivery in whole or in part for a period not exceeding sixty (60) days shall be prevented by causes beyond the control of the Seller, including, but not limited to acts of God, labor disputes, failure of essential means of transportation or changes in policy with respect to either exports or imports, by the Russian Government and/or the Government of the Buyer, this Contract shall be extended for an additional period up to a maximum of six (6) months. If, however, such non-delivery continues after such extended period, either the Seller or the Buyer shall have the right to cancel this Contract to the extent of such non-delivery by written notice, and in such case there shall be no obligation or liability on the part of either Party with respect to such undelivered Goods; provided that any such notice from the Buyer shall not apply to Goods which the Seller has prepared or loaded for transportation to the port of shipment prior to the receipt by the Seller of such notice.

THE BUYER: If the Buyer is unable to perform the obligations under this Contract due to causes beyond the control of the Buyer, including, but not limited to acts of God, labor disputes, failure of essential means of transportation or changes in policy with respect to either exports or imports, by the Government of the Buyer and/or the Russian Government, or winding up or insolvency of the Buyer, either the Buyer or the Seller shall have the right to cancel this Contract by written notice; and in such case there shall be no obligation or liability on the part of either Party with respect to such undelivered Goods.

13.	ARBITRATION.

13.1  All disputes and differences which may arise out of this Contract or in connection with it are to be settled by negotiations between the Parties within three (3) months from the date of infringement of the terms of the Contract by either Party. All issued unresolved (except those being in competence of courts of law) by the negotiations are to be settled by the international commercial arbitration tribunal of the chamber of commerce & industry of the Russian Federation in Moscow, Russia.

13.2  The awards of this Arbitration shall be considered final and binding upon both Parties. The shares of the arbitration costs to be paid by the Parties shall be determined only by an Arbitration Tribunal decision.

14.	OTHER CONDITIONS.

14.1  The Seller shall have the Export License granted.

Where the License has not been issued or received the Parties have the option of altering the delivery schedule to allow for the issue of the License without there being any liability attaching to the Seller and the Buyer.

14.2  Neither Party is entitled to assign its rights and obligations under this Contract to the third party without the mutual agreement in writing with the other Party.

14.3  All addendums and amendments to the Contact are valid only if they are made in writing and sighed by the Parties.

14.4  This Contract is originally drafted and signed in English and Russian,, respectively. Both English and Russian versions of the Contract are of equal force.

14.5  Neither Party has a right to change the Contract Terms and Conditions or discontinue to fulfill its obligations under the Contract without a written consent of the other Party.

14.6  The Contract shall be binding from the date of Export License issue and continue to October 25, 2012.

14.7  Some other terms and conditions may be added upon agreement in writing between the Parties.

15.	LEGAL ADDRESSES OF THE PARTIES.

THE SELLER:

The Federal State Unitary Enterprise <<Institute of Nuclear Materials >> (FSUE <<INM>>), P.O. Box 29, Zarechhny, Sverdlovsk region, Russia 624250

Bank Information
“Industry & Construction Bank” Branch Uralsky, SWIFT: ICSP RU 2P; 5, Marshal Zhykov street, Ekaterinburg, 620219, Russia.
acc. # 40502840767002000065 for INM

Intermediary Bank: Wachovia Bank, NA, New York, PNBP US 3 N NYC, 11 Penn Plaza, 4 Floor, New York, N.Y., USA 10038
acc. # 2000193002942

THE BUYER

Bank Information:
Columbia River Bank
Kennewick, WA, USA

Account #0171082926914

Signature

/s/ Roger E. Girard_____________
Roger E. Girard
Date 8/25/2005
IsoRay, Inc.
Chief Executive Officer / Chairman /

APPENDIX 1
Contract #840/0824332/04031
Date: August, 25th, 2005

Technical Specifications

Element	Maximum concentration (ppm)	Element	Maximum concentration (ppm)
Ag	1	Na	1
Al	1	Ni	5
As	100	P	300
Au	2	PB	2
B	2	Rb	100
Bi	1	Sb	20
Ca	1	Si	7
Cd	1	Sn	2
Co	1	Sr	10
Cr	3	Te	30
Cs	100	Ti	10
Cu	1	Tl	3
Fu	1	V	3
Mg	1	W	100
Mn	1	Zn	100
Mo	3	Zr	30
Note: Cs-131/Cs-132 = 0.001

Signature

/s/ Roger Girard
The Buyer

Roger E. Girard
Chief Executive Officer / Chairman /

Appendix 2
CONTRACT #840/08624332/04031
August 25, 2005

Agreement on Intellectual Property

Intellectual Property shall mean, trade marks, service marks, trade names, domain names, design rights, patents, copyright (including rights in computer software and databases, and moral rights), rights in know how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist in any country in the world.(See overleaf for details)

A. INTELLECTUAL PROPERTY RIGHTS

A.1 Subject to any pre-existing rights of the Seller (or any third party), the Results of the Contract shall become the absolute property of the Buyer.

A.2. If the Seller becomes aware of or has good reasons to believe that patentable Intellectual Property is contained in or has arisen from the Results of the Contract (or any part thereof), it shall notify Buyer in writing giving such details as if may reasonably provide.

A.3 The Buyer shall determine whether any registered protection should be sought for any registerable Intellectual Property arising directly or indirectly from or contained in the Results of the Contract (or any part thereof) and shall have the absolute right to register and apply to register such Intellectual Property in its own sole name and at its own expense in any country of the world.

The Seller shall use all reasonable endeavours to ensure that his employees agents, Sub-Contractor/Sellers and representatives give all reasonable assistance to any party which may be requested by the Buyer to enable it to seek and obtain such protection.

A.4 The Seller acknowledges and agrees that all Intellectual Property arising directly or indirectly from or contained in the Results of the Contract (or any part thereof) belongs to the Buyer (whether created by the Seller or by any Sub-Contractor/Seller) and accordingly:

A.4.1 The Seller shall assign to the Buyer all its rights, title and interest in any country of the world in and to any Intellectual Property arising directly or indirectly from or contained in the Results of the Contract (or any part thereof), together with any extensions, renewals, reversions and revivals of such Intellectual Property, (together with its proprietary rights in the physical materials in or on which such Intellectual Property and/or Results are contained or embodied) free from any third party lien, charge or other encumbrance;

A.4.2 The Seller shall use all reasonable endeavors to procure the assignment to the Buyer and any Intellectual Property arising directly or indirectly from or contained in the Results of the Contract (or any part thereof) owned in any country of the world by any of its Sub-Contractor/Sellers or any other third party commissioned by it to produce materials on its behalf in connection with any work (and any such third party shall be deemed for the purposes of this clause A4 to be a Sub-Contractor/Seller), together with any extensions, renewals, reversions and revivals of any such Intellectual Property, (together with all its proprietary rights in the physical materials in or on which such Intellectual Property and/or Results are Contained or embodied) free from any third party lien, charge or other encumbrance; and

A.4.3 The Seller shall waive or use all reasonable endeavors to procure the waiver of (or if applicable hereby waives) any and all moral rights in the Results of the Contract (or any part thereof) to which it or any Sub-Contractor/Seller may be entitled under the Copyright Designs and Patents Act 1988 or any similar or analogous law in any jurisdiction.

A.5 The Buyer shall have the right to make such use as it thinks fit of the Results of the Contract without further payment to the Seller. The Seller shall ensure that any Results of the Contract prepared by him or the Buyer, not already pre-printed to the effect that copyright belongs to the Buyer, shall bear the wording on the cover and first page “Copyright in this document (or drawings) belongs to Pebble Bed Modular Reactor (Pty) Ltd”. Where the form of results prepared by the Contractor/Seller for the Buyer does not readily allow such a method of marking then they shall be similarly endorsed in the most suitable manner available.

B. PATENT CLAIMS, ETC BY THIRD PARTIES

B.1 The Seller shall indemnify and keep the Buyer fully and effectively indemnified against any and all actions, claims, proceedings, demands, damages, costs, charges and expenses occasioned to the Buyer as a result of any infringement of any Intellectual Property of any third party arising directly or indirectly as a result of the use by the Buyer or by any of its sub licensees, agents, Sellers, sub Sellers or assignees of the Results of the Contract (or any part thereof) provided by or on behalf of the Seller arising out of any work (provided that such indemnity shall not cover any use of such Results of Contract otherwise than for the purpose indicated by, or reasonably to be inferred from, any specification or instruction issued by the Buyer).

B.2 If any claim is made or action brought against the Buyer arising our of the matters referred to in clause B5, the Seller shall be promptly notified and shall at his own expense promptly conduct all negotiations for the settlement of the same and any litigation that may arise. The Buyer will not, unless and until the Seller shall have failed promptly to take over the conduct of the negotiations or litigation, make any admission which might be prejudicial to such litigation. The conduct by the Seller of such negotiations or litigation shall be conditional upon the Seller having first given to the Buyer such reasonable security as shall from time to time be required by the Buyer to cover the amount ascertained or agreed or estimated, as the case may be, of any compensation, damages or expenses for which the Buyer may become liable. The Buyer shall, at the request of Seller, afford all available assistance for the purpose of contesting any such claim or action and shall be repaid any expenses incurred in so doing.

B.3 The Seller warrants and represents to the Buyer that:

B3.1 it has the legal capacity, right, power and authority or shall use all reasonable endeavors to procure from Sub-Contractor/Sellers the right and authority to enter into such assignment or license of the Intellectual Property as is provided for in the Contract;

B.3.2 it is, or shall use all reasonable endeavors to become, the legal and beneficial owner of the Results of the Contract (and each part thereof);

B.3.3 the Results of the Contract do not infringe (and no part thereof infringes) any Intellectual Property of any third party in any jurisdiction;

B.3.4 it has not entered nor shall it enter without prior written consent of the Buyer into any agreement or arrangement (whether or not legally enforceable) for the assignment or licensing or other use of the Results of the Contract (or any part thereof) which would in any way prevent, restrict or otherwise inhibit the Buyer’s use and exploitation of the Results of the Contract (or any part thereof).

B.4 The Buyer represents that any design or written instruction furnished or given by it to the Seller under this Contract shall not be such as shall cause the Seller to infringe any third party patent, registered design or copyright to the best of the Buyer’s knowledge in any jurisdiction in the performance by the Seller of the Works.

B.5 The Seller shall execute (or procure the execution of) such further documents and do (or procure the doing of) such further acts as the Buyer may reasonably request from time to time, at the Buyer’s expense, by way of further assurance of the rights assigned or licensed to it pursuant to the provisions of the Contract.

THE BUYER

/s/ Roger E. Girard_____________

Roger E. Girard

Chief Executive Officer / Chairman /